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[COOPERS & LYBRAND LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                               -----------------

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to the Registration Statement of Keynote Series Account on Form 4 (File No. 33-19836) of our reports dated February 12, 1997, February 10, 1997 and February 21, 1997 on our audits of the financial statements of Keynote Series Account, the financial statements and financial highlights of Diversified Investors Portfolios and the financial statements of Mutual Life Insurance Company of New York, respectively.

We also consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Accountants" in the Statement of Additional Information.

                                                /s/ Coopers & Lybrand L.L.P.

                                                    Coopers & Lybrand L.L.P.

New York, New York
April 28, 1997